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Exhibit 4.1

24/7 Real Media Appoints Goldstein Golub Kessler LLP As Independent Auditors

24/7 Real Media, Inc. (Nasdaq: TFSM) today announced that it has engaged the firm of Goldstein Golub Kessler LLP, Certified Public Accountants, as auditors for the corporation's fiscal year ending December 31, 2002. The selection of Goldstein Golub Kessler LLP was approved by the Audit Committee of the Company's Board of Directors.

Goldstein Golub Kessler will replace the firm of KPMG LLP. There are no substantive disagreements regarding any accounting principles, practices, audit procedures or financial statement disclosures between the Company and KPMG.

"We thank KPMG for the extraordinary service its has provided us since prior to our initial public offering in 1998" said David J. Moore, Chief Executive Officer of 24/7 Real Media. "We now look forward to working with Goldstein Golub & Kessler as we continue our drive towards profitability."

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  Exhibit 4.1